Exhibit 99.1
Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS NET INCOME OF $702,000 OR $0.29 PER DILUTED SHARE
FOR THE THIRD FISCAL QUARTER OF 2017

Lacey, WA (April 24, 2017) - Anchor Bancorp (NASDAQ - ANCB) ("Company"), the holding company for Anchor Bank ("Bank"), today reported third quarter earnings for the fiscal year ending June 30, 2017. For the quarter ended March 31, 2017, the Company reported net income of $702,000 or $0.29 per diluted share, compared to net income of $101,000 or $0.04 per diluted share for the quarter ended March 31, 2016. For the nine months ended March 31, 2017, the Company reported net income of $1.7 million or $0.70 per diluted share, compared to net income of $160,000 or $0.07 per diluted share for the same period last year.

"I am pleased with the results of our ongoing efforts to increase our loan portfolio with $31.5 million or 9.1% growth during the first nine months of this fiscal year," stated Jerald L. Shaw, President and Chief Executive Officer. "While continued growth is important to us we have also been focused on decreasing our noninterest expenses which have decreased 9.0% in the current quarter as compared to the third quarter last year.  We have reduced our efficiency ratio to 78.2% for the current quarter, a level we have not seen since before the financial crisis," stated Mr. Shaw.

Fiscal Third Quarter Highlights

•	Loans receivable, net, increased $31.5 million, or 9.1%, to $378.9 million at March 31, 2017 from $347.4 million at June 30, 2016;
•	Deposits increased $42.4 million, or 14.1%, to $343.3 million at March 31, 2017 from $300.9 million at June 30, 2016;
•	Net interest income before provision for loan losses increased $460,000, or 12.3%, to $4.2 million for the quarter ended March 31, 2017 compared to $3.7 million for the quarter ended March 31, 2016;
•	Net interest margin ("NIM") remained unchanged at 4.10% for both the quarter ended March 31, 2017 and the quarter ended March 31, 2016;
•	The efficiency ratio improved to 78.2% for the quarter ended March 31, 2017 compared to 95.8% for the quarter ended March 31, 2016; and
•	Book value per share at March 31, 2017 increased to $25.95 from $25.12 at June 30, 2016.

Balance Sheet Review

Total assets increased by $33.9 million, or 7.9%, to $465.4 million at March 31, 2017 from $431.5 million at June 30, 2016. Cash and cash equivalents increased by $8.3 million, or 99.7%, to $16.6 million at March 31, 2017, from $8.3 million at June 30, 2016 due to an increase in deposits. Securities available-for-sale and held-to-maturity decreased $2.9 million, or 12.4%, and $1.1 million or 18.2%, respectively.  The decreases in these portfolios were primarily the result of contractual principal repayments.

Loans receivable, net, increased $31.5 million, or 9.1%, to $378.9 million at March 31, 2017 from $347.4 million at June 30, 2016. Construction loans increased $28.1 million, or 129.2%, to $49.9 million at March 31, 2017 from $21.8 million at June 30, 2016.  There was $65.9 million in undisbursed construction loan commitments at March 31, 2017. Our construction loans are primarily for the construction of one-to-four family residences and to a lesser extent, loans for the construction of multi-family and hospitality properties.  Multi-family loans increased $7.4 million, or 13.7%, to $61.1 million at March 31, 2017 from $53.7 million at June 30, 2016. Land loans increased $2.5 million, or 36.4%, to $9.3 million at March 31, 2017 from $6.8 million at June 30, 2016.  Commercial business loans increased $914,000, or 2.5%, to $37.8 million at March 31, 2017 from $36.8 million at June 30, 2016. One-to-four family loans decreased $1.9 million, or 3.2%, to $59.3 million at March 31, 2017 from $61.2 million at June 30, 2016.  Commercial real estate loans decreased $2.2 million, or 1.5%, to $147.3 million at March 31, 2017 from $149.5 million at June 30, 2016.  This decrease was partially due to the repayment of a $4.2 million commercial real estate loan secured by a hotel and the sale during the first quarter of a $4.0 million participation interest in a commercial real

Anchor Bancorp
April 24, 2017

estate loan which is secured by a parking structure.  Consumer loans decreased $2.6 million, or 11.9%, to $19.5 million at March 31, 2017 from $22.1 million at June 30, 2016.

Loans receivable consisted of the following at the dates indicated:

	March 31, 2017	June 30, 2016	March 31, 2016
	(In thousands)
Real estate:
One-to-four family	$59,275	$61,230	$62,716
Multi-family	61,106	53,742	57,169
Commercial	147,336	149,527	139,462
Construction	49,939	21,793	14,870
Land loans	9,330	6,839	6,086
Total real estate	326,986	293,131	280,303

Consumer:
Home equity	14,655	16,599	16,469
Credit cards	2,559	2,969	2,976
Automobile	622	597	538
Other consumer	1,643	1,933	2,109
Total consumer	19,479	22,098	22,092

Business:
Commercial business	37,762	36,848	29,460

Total Loans	384,227	352,077	331,855

Less:
Deferred loan fees and loan premiums, net	1,393	947	1,319
Allowance for loan losses	3,959	3,779	3,974
Loans receivable, net	$378,875	$347,351	$326,562

Total liabilities increased $32.2 million between March 31, 2017 and June 30, 2016, primarily as the result of a $42.4 million increase in deposits, primarily due to an increase in money market accounts, partially offset by the repayment of $11.5 million of FHLB advances during the nine months ended March 31, 2017.  The increase in money market accounts was the result of the Bank's deposit marketing campaign; as well as other deposit gathering activities.

Anchor Bancorp
April 24, 2017

Deposits consisted of the following at the dates indicated:
	March 31, 2017		June 30, 2016		March 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$57,732	16.8%	$50,781	16.8%	$51,970	17.2%
Interest-bearing demand deposits	29,863	8.7	27,419	9.1	26,138	8.6
Money market accounts	84,105	24.5	59,270	19.7	59,759	19.7
Savings deposits	44,558	13.0	44,986	15.0	45,467	15.0
Certificates of deposit	127,007	37.0	118,438	39.4	119,822	39.5
Total deposits	$343,265	100.0%	$300,894	100.0%	$303,156	100.0%

Total stockholders' equity increased $1.8 million, or 2.8%, to $65.0 million at March 31, 2017 from $63.2 million at June 30, 2016 primarily due to net income of $1.7 million.

Credit Quality

Total delinquent loans (past due 30 days or more), decreased $513,000 to $2.8 million at March 31, 2017 from $3.3 million at June 30, 2016. The percentage of nonperforming loans, consisting solely of nonaccrual loans, to total loans remained unchanged at 0.6% at both March 31, 2017 and June 30, 2016. The Company recorded a $135,000 provision for loan losses for the quarter ended March 31, 2017 compared to a $75,000 provision for the quarter ended March 31, 2016 primarily as a result of an increase in the net loans receivable portfolio. The allowance for loan losses of $4.0 million at March 31, 2017 represented 1.0% of loans receivable and 167.4% of nonperforming loans. This compares to an allowance of $3.8 million at June 30, 2016, representing 1.1% of loans receivable and 191.6% of nonperforming loans.

Nonperforming loans increased to $2.4 million at March 31, 2017, from $2.0 million at June 30, 2016, and were $2.6 million at March 31, 2016.  Nonperforming loans consisted of the following at the dates indicated:

	March 31, 2017	June 30, 2016	March 31, 2016
	(In thousands)
Real estate:
One-to-four family	$2,059	$1,539	$1,903
Commercial	202	319	543
Total real estate	2,261	1,858	2,446
Consumer:
Home equity	22	16	16
Credit cards	—	—	15
Other	—	1	29
Total consumer	22	17	60
Business:
Commercial business	82	97	99
Total	$2,365	$1,972	$2,605

Anchor Bancorp
April 24, 2017

We restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of March 31, 2017, June 30, 2016, and March 31, 2016, there were 29, 37, and 38 loans, respectively, with aggregate net principal balances of $5.0 million, $8.8 million, and $9.0 million, respectively, classified as "troubled debt restructurings," of which, $477,000, $884,000, and $980,000, respectively, were included in the nonperforming loans above.  At March 31, 2017, the Company had real estate owned ("REO") with a book value of $220,000 compared to $373,000 at June 30, 2016.

Capital

As of March 31, 2017, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 13.1%, 13.7%, 13.7% and 14.6% respectively.  As of March 31, 2016, the Bank's Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 13.8%, 15.4%, 15.4%, and 16.5%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.1%, 14.7%, 14.7% and 15.6% as of March 31, 2017.  As of March 31, 2016, the Company's Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital ("CET1"), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios were 15.2%, 17.0%, 17.0% and 18.1%, respectively.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $460,000, or 12.3%, to $4.2 million for the quarter ended March 31, 2017 compared to $3.7 million for the same period last year primarily due to the increase in average loans receivable, net.  Average loans receivable, net, for the quarter ended March 31, 2017 increased $51.4 million, or 15.9%, to $374.0 million compared to $322.6 million for the quarter ended March 31, 2016.

The Company's net interest margin remained unchanged at 4.10% for both the quarters ended March 31, 2017 and 2016. The average yield on loans receivable, net, decreased four basis points to 5.20% for the quarter ended March 31, 2017 compared to 5.24% for the same period of the prior year.  The average yield on mortgage-backed securities decreased to 1.98% from 2.18% for the same period in the prior year primarily due to large principal pay downs reflecting an increase in amortization of premiums. The average yield on interest-earning assets increased six basis points to 4.92% from 4.86% for the quarters ended March 31, 2017 and 2016. The average cost of total deposits increased three basis points to 1.01% for the quarter ended March 31, 2017 compared to 0.98% for the same period in the prior year.  The average cost of interest-bearing liabilities increased seven basis points to 1.03% for the quarter ended March 31, 2017 compared to 0.96% for the same period in the prior year.  The average yield on interest-earning assets increased three basis points to 4.94% for the nine months ended March 31, 2017 compared to 4.91% for the same period in the prior year.  The average cost of interest-bearing liabilities decreased one basis point to 1.01% for the nine months ended March 31, 2017 compared to 1.02% for the same period of the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio, management determined that a $135,000 provision for loan losses was required for the quarter ended March 31, 2017 compared to a $75,000 for the quarter ended March 31, 2016, primarily reflecting our recent loan growth. The provision for loan losses for the nine months ended March 31, 2017 was $285,000 compared to $165,000 for the same period last year.

Noninterest income. Noninterest income increased $75,000, or 7.9%, to $1.0 million for the quarter ended March 31, 2017 compared to $948,000 for the same quarter a year ago. The increase in noninterest income was primarily attributable to the $50,000, or 33.6% increase in other income in the quarter ended March 31, 2017 to $199,000 compared to $149,000 for the same quarter a year ago primarily due to prepayment penalties from one multi-family loan repayment.  In addition, gain on sale of loans increased $26,000 to a gain of $25,000 from a loss of $1,000 for the same period in the previous year. Noninterest income remained virtually unchanged at $3.2 million during the nine months ended March 31, 2017 and March 31, 2016.

Noninterest expense. Noninterest expense decreased $404,000, or 9.0%, to $4.1 million for the quarter ended March 31, 2017 from $4.5 million for the quarter ended March 31, 2016. The decrease in noninterest expense was primarily due to a $292,000, or 11.8%, decrease in compensation and benefits expense primarily due to a $365,000 reduction in stock-based compensation expense related to the Anchor Bancorp 2015 Equity Plan.  Marketing expense decreased  $104,000, or 44.4% for the quarter ended March 31, 2017 compared to the quarter ended March 31, 2016. These decreases were partially offset by an increase of $74,000, or 17.0%, for information technology expense to $509,000 for the quarter ended March 31, 2017 from $435,000 for the quarter ended March 31, 2016 primarily due to increased core processing costs.  Noninterest expense decreased $714,000, or 5.3%, to $12.8 million during the nine months ended March 31, 2017 compared to $13.5 million for the same period in 2016.

Anchor Bancorp
April 24, 2017

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, and one loan production office located in King County, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; the Agreement and Plan of Merger ("Merger Agreement") with Washington Federal, Inc. may be terminated in accordance with its terms, and the merger may not be completed; termination of the Merger Agreement could negatively impact us; we will be subject to business uncertainties and contractual restrictions while the merger is pending; the Merger Agreement limits our ability to pursue an alternative acquisition proposal and requires us to pay a termination fee of $2.2 million under limited circumstances relating to alternative acquisition proposals; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Anchor Bancorp
April 24, 2017

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands) (unaudited)	March 31, 2017	June 30, 2016
ASSETS
Cash and cash equivalents	$16,614	$8,320
Securities available-for-sale, at fair value	20,720	23,665
Securities held-to-maturity, at amortized cost	5,145	6,291
Loans held for sale	1,528	1,864
Loans receivable, net of allowance for loan losses of $3,959 and $3,779	378,875	347,351
Bank owned life insurance investment, net of surrender charges	19,902	19,515
Accrued interest receivable	1,198	1,182
Real estate owned, net	220	373
Federal Home Loan Bank (FHLB) stock, at cost	2,548	2,959
Property, premises and equipment, net	9,533	10,001
Deferred tax asset, net	8,319	8,870
Prepaid expenses and other assets	847	1,113
Total assets	$465,449	$431,504

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$57,732	$50,781
Interest-bearing	285,533	250,113
Total deposits	343,265	300,894

FHLB advances	50,500	62,000
Advance payments by borrowers for taxes and insurance	910	1,114
Supplemental Executive Retirement Plan liability	1,702	1,691
Accounts payable and other liabilities	4,083	2,609
Total liabilities	400,460	368,308

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,504,740 issued and outstanding at March 31, 2017 and 2,515,803 issued and outstanding at June 30, 2016	25	25
Additional paid-in capital	22,459	22,157
Retained earnings	43,930	42,235
Unearned Employee Stock Ownership Plan (ESOP) shares	(623)	(672)
Accumulated other comprehensive loss, net of tax	(802)	(549)
Total stockholders' equity	64,989	63,196
Total liabilities and stockholders' equity	$465,449	$431,504

Anchor Bancorp
April 24, 2017

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Interest income:
Loans receivable, including fees	$4,861	$4,231	$14,255	$12,273
Securities	29	15	81	52
Mortgage-backed securities	132	174	439	520
Total interest income	5,022	4,420	14,775	12,845
Interest expense:
Deposits	708	627	1,987	1,969
FHLB advances	127	66	411	128
Total interest expense	835	693	2,398	2,097
Net interest income before provision for loan losses	4,187	3,727	12,377	10,748
Provision for loan losses	135	75	285	165
Net interest income after provision for loan losses	4,052	3,652	12,092	10,583
Noninterest income:
Deposit service fees	314	315	1,010	1,018
Other deposit fees	185	172	558	530
Other loan fees	175	189	618	517
Gain (loss) on sale of loans	25	(1)	125	127
Bank owned life insurance investment	125	124	387	413
Other income	199	149	469	550
Total noninterest income	1,023	948	3,167	3,155
Noninterest expense:
Compensation and benefits	2,191	2,483	6,797	7,318
General and administrative expenses	654	735	2,223	2,463
Real estate owned holding costs	(1)	29	37	94
Federal Deposit Insurance Corporation insurance premiums	14	66	106	198
Information technology	509	435	1,534	1,292
Occupancy and equipment	485	455	1,433	1,394
Deposit services	111	99	350	334
Marketing	130	234	397	490
Loss on sale of property, premises and equipment	—	2	—	6
Gain on sale of real estate owned	(20)	(61)	(59)	(57)
Total noninterest expense	4,073	4,477	12,818	13,532
Income before provision for income taxes	1,002	123	2,441	206
Provision for income taxes	300	22	746	46
Net income	$702	$101	$1,695	$160
Basic earnings per share	$0.29	$0.04	$0.71	$0.07
Diluted earnings per share	$0.29	$0.04	$0.70	$0.07
Weighted average number of basic shares outstanding	2,406,072	2,456,784	2,400,217	2,455,274
Weighted average number of diluted shares outstanding	2,431,139	2,465,256	2,422,171	2,456,459

Anchor Bancorp
April 24, 2017

	As of or For the Quarter Ended (unaudited)
	March 31, 2017	December 31, 2016	June 30, 2016	March 31, 2016
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.64%	0.39%	0.32%	0.10%
Return on average equity (2)	4.79	2.85	2.31	0.70
Average equity-to-average assets (3)	13.31	13.76	14.07	14.56
Interest rate spread(4)	3.88	3.95	3.94	3.90
Net interest margin (5)	4.10	4.16	4.14	4.10
Efficiency ratio (6)	78.2	86.6	89.9	95.8
Average interest-earning assets to average interest-bearing liabilities	126.2	125.4	126.0	126.3
Other operating expenses as a percent of average total assets	3.7%	4.1%	4.4%	4.5%
Book value per common share	$25.95	$25.58	$25.12	$26.07
Tangible book value per common share (7)	$25.86	$25.50	$25.04	$25.98

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.1%	13.3%	13.5%	13.8%
Common equity tier 1 capital	13.7	14.2	14.7	15.4
Tier 1 risk-based	13.7	14.2	14.7	15.4
Total risk-based	14.6	15.2	15.7	16.5

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.6%	0.8%	0.6%	0.8%
Allowance for loan losses as a percent of total loans	1.0	1.1	1.1	1.2
Allowance as a percent of total nonperforming loans	167.4	139.1	191.6	152.6
Nonperforming assets as a percent of total assets	0.6	0.7	0.6	0.7
Net charge-offs (recoveries) to average outstanding loans	0.01%	0.10%	0.11%	(0.01)%
Classified loans	$2,645	$3,115	$2,773	$3,193
_____________________
(1)	Net income divided by average total assets, annualized.
(2)	Net income divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible book value per common share excludes intangible assets. Tangible assets excludes intangible assets. This ratio represents a non-GAAP financial measure. See also Non-GAAP Financial Measures reconciliation in the table below.

Anchor Bancorp
April 24, 2017

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders' equity. We calculate tangible book value per share by dividing tangible common equity by the number of common shares outstanding.  We calculate tangible common equity by excluding intangible assets from stockholders' equity. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	March 31, 2017	December 31, 2016	June 30, 2016	March 31, 2016
	(In thousands)

Stockholders' equity	$64,989	$64,082	$63,196	$64,101
Less: intangible assets	214	213	206	218
Tangible common stockholders' equity	$64,775	$63,869	$62,990	$63,883

Total assets	$465,449	$440,911	$431,504	$420,002
Less: intangible assets	214	213	206	218
Tangible assets	$465,235	$440,698	$431,298	$419,784

Tangible common stockholders' equity	$64,775	$63,562	$62,990	$63,043
Common shares outstanding at end of period	2,504,740	2,504,740	2,515,803	2,458,486
Common stockholders' equity (book value) per share (GAAP)	$25.95	$25.58	$25.12	$26.07
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$25.86	$25.50	$25.04	$25.98